                                                                     EXHIBIT 2.1


         THIS ASSET PURCHASE AGREEMENT DATED THE 7TH DAY OF JUNE, 1997

B E T W E E N:


                 REPUBLIC ENVIRONMENTAL SYSTEMS (FORT ERIE) LTD., a corporation incorporated under the laws of the Province of Ontario, REPUBLIC ENVIRONMENTAL SYSTEMS (BRANTFORD) LTD., a corporation incorporated under the laws of the Province of Ontario, and REPUBLIC ENVIRONMENTAL SYSTEMS (PICKERING) LTD., a corporation incorporated under the laws of the Province of Ontario

                 (hereinafter collectively called the "Vendors")

                 - and -

                 PHILIP ENTERPRISES INC., a corporation amalgamated pursuant to the laws of the Province of Ontario

                 (hereinafter called the "Purchaser")

                 - and -

                 REPUBLIC ENVIRONMENTAL SYSTEMS, INC., a corporation incorporated under the laws of the State of Delaware

                 (hereinafter called "RESI")

         WHEREAS the Vendors carry on the business of liquid and solid hazardous and non-hazardous waste treatment, storage, disposal and transportation services from their facilities located in Fort Erie, Brantford and Pickering, Ontario;

         AND WHEREAS the Purchaser wishes to purchase from the Vendors and the Vendors wish to sell to the Purchaser, certain property, assets and undertakings pertaining to the said business upon the terms and conditions herein contained;

         NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of these presents, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and promise and agree with each other as follows:


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                                   ARTICLE 1
                                  DEFINITIONS


1.1 In this Agreement and in any amending or supplemental agreement hereto, unless the subject matter or context is inconsistent therewith, the following words and phrases shall have the meanings set forth below:

         (a) "AGREEMENT", "THIS AGREEMENT", "HERETO", "HEREIN", "HEREOF", "HEREBY", "HEREUNDER" and similar expressions refer to this Agreement as amended from time to time;

         (b) "BENEFIT PLANS", means the employee benefit plans as more fully described in Schedule 1.1(b) attached hereto;

         (c) "BUSINESS" means the business of operating the liquid and solid hazardous and non-hazardous waste treatment, storage, disposal and transportation services presently carried on by the Vendors at their facilities located in Fort Erie, Brantford and Pickering, Ontario;

         (d) "BUSINESS DAY" means any day other than a day which is a Saturday, a Sunday or a Statutory holiday in the Province of Ontario;

         (e) "CLOSING" means the completion of the sale and purchase by the Purchaser of the Purchased Assets under this Agreement;

         (f) "CLOSING DATE" means the 7th day of July, 1997 or such earlier or later date as may be mutually agreed upon in writing by the parties hereto but in any event, no later than the 31st day of July, 1997;

         (g) "CONTAMINANT" means any solid, liquid, gas, odour, heat, sound, vibration, radiation, or combination of any of them resulting directly or indirectly from human activities that may cause any of the following: (i) impairment of the quality of the Natural Environment for any use that can be made of it; (ii) injury or damage to property or to plant or animal life; (iii) harm or material discomfort to any person; (iv) an adverse effect on the health of any person; (v) impairment of the safety of any person; (vi) rendering any property or plant or animal life unfit for human use; (vii) loss of enjoyment of normal use of property; and (viii) interference with the normal conduct of business;

         (h)     "CONTRACTS" shall have the meaning attributed hereto in
         Section 2.1(n) hereof;

         (i) "ENCUMBRANCES" means mortgages, charges, pledges, security interests, liens, encumbrances, actions, claims, demands and equities of any nature whatsoever or howsoever arising and any rights or privileges capable of becoming any of the foregoing;





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         (j)     "ENVIRONMENTAL ACTIVITY" means any activity, event or
         circumstance in respect of a Contaminant, including, without limitation, its storage, use, holding, collection, purchase, accumulation, assessment, generation, manufacture, construction, processing, treatment, stabilization, disposition, handling or transportation, or its Release, escape, leaching, dispersal or migration into or movement through the Natural Environment;

         (k) "ENVIRONMENTAL LAWS" means at any time any and all of the then applicable international, federal, state, municipal or local laws, statutes, regulations, codes, rules, treaties, orders, judgments, decrees and ordinances relating in full or in part to the protection of the Natural Environment or Environmental Activity, product liability and employee and public health and safety;

         (l) "EQUIPMENT" means the equipment beneficially owned by the Vendors and used in the Business, as more particularly set out in
         Schedule 1.1(l);

         (m) "EQUIPMENT LEASES" means those leases for equipment used in the Business by the Vendors as more particularly set out in Schedule 1.1(m);

         (n) "FINANCIAL STATEMENTS" means the unaudited combined statement of assets, liabilities and stockholders' equity for the fiscal period ended December 31, 1996 and the accompanying statement of revenue, expenses and retained earnings and statement of cashflows for the period then ended as reported on by the Vendors and prepared in accordance with GAAP and a copy of such statements is attached as
         Schedule 1.1(n);

         (o) "GAAP" means at any time, generally accepted accounting principles in Canada at such time.

         (p) "GOVERNMENTAL ENTITY" means: (i) any multinational, federal, state, municipal, local or other governmental or public department, court, commission, board, bureau, agency or instrumentality, domestic or foreign; (ii) any subdivision, agent, commission, board, or authority of any of the foregoing; or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

         (q)     "HAZARDOUS SUBSTANCE" means: (i) any flammable explosives;
         (ii) radioactive materials; (iii) substances included within the definitions of "hazardous substances", "hazardous materials", or "toxic substances" in the Environmental Laws or any regulations or rules promulgated pursuant to the Environmental Laws, all as enacted, promulgated and published and as enforced by authorities of competent jurisdiction as at the Closing; (iv) asbestos; (v) polychlorinated biphenyls, (vi) radon and (vii) gasoline, waste oil and other petroleum products;





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         (r)     "INTERIM PERIOD" means the period between the date of
         execution of this Agreement and the Time of Closing.

         (s) "LAWS" means all statutes, codes, ordinances, decrees, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, policies, voluntary restraints, guidelines, or any provisions of the foregoing, including general principles of common and civil law and equity, binding on or affecting the Person referred to in the context in which such word is used; and "LAW" means any one of them;

         (t) "LEASES" means the lease and subleases of real property to which the Vendors are a party, as listed and described in the attached
         Schedule 1.1(t);

         (u) "LEASED EQUIPMENT" means the equipment used in relation to the Business that is leased pursuant to the Equipment Leases;

         (v) "LICENSE" means any permit, license, certificate, approval or authorization required under applicable Environmental Laws;

         (w) "LOSS" means any loss whatsoever, including expenses, costs, damages, penalties, fines, charges, claims, demands, liabilities, interest and any and all legal fees and disbursements;

         (x) "NATURAL ENVIRONMENT" means the air, land, subsoil, surface water and ground water, or any combination or part thereof in any jurisdiction in which the Vendors carries on business;

         (y) "NET WORKING CAPITAL" means cash and cash equivalents plus Accounts Receivable (net of any allowance for bad debts) plus inventory plus pre-paid expenses less accounts payable less accrued liabilities;

         (z) "PERMITS" shall have the meaning attributed hereto in Section 2.1(j), copies of which are more particularly set out in Schedule 1.1(z);

         (aa)    "PERMITTED ENCUMBRANCES" means the Encumbrances set out in
         Schedule 1.1(aa);

         (bb) "PERSON" includes an individual, partnership, corporation, trust or unincorporated organization, a Governmental Entity or political subdivision thereof, a regulatory body or agency or any combination of the foregoing;

         (cc)    "PURCHASE PRICE" shall have the meaning attributed thereto in
         Section 3.1;




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

         (dd) "PURCHASED ASSETS" means the undertaking and assets of the Business, which are to be sold by the Vendors to the Purchaser pursuant to Section 2.1 hereof;

         (ee) "REAL PROPERTY" means all the real property, the registered and beneficial ownership of which is held by the Vendors or an affiliate and used in relation to the Business, which property is as described in Schedule 1.1(ee);

         (ff) "RELEASE" means, without limitation, to deposit, leak, emit, add, spray, inject, inoculate, abandon, spill, seep, pour, empty, throw, dump, place and exhaust, and when used as a noun has a similar meaning;

         (gg)    "TIME OF CLOSING" means 1:00 p.m. (local time) on the Closing
         Date.

1.2 CURRENCY OF FUNDS: Unless otherwise indicated all dollar amounts referred to in this Agreement are in United States funds.

1.3 INTERPRETATION NOT AFFECTED BY HEADINGS OR PARTY DRAFTING: The division of this Agreement into articles, sections, paragraphs, subparagraphs and clauses and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms "this Agreement", "hereof", "herein", "hereunder" and similar expressions refer to this Agreement and the schedules hereto and not to any particular article, section, paragraph, subparagraph, clause or other portion hereof and include any agreement or instrument supplementary or ancillary hereto. Each party hereto acknowledges that it and its legal counsel have reviewed and participated in settling the terms of this Agreement.

1.4 NUMBER AND GENDER: Words importing the singular include the plural and vice versa, and words importing gender include all genders.

1.5 CALCULATION OF TIME: When calculating the period of time within or following which any act is to be done or step taken pursuant to this Agreement, the date which is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period in question shall end on the next Business Day.

1.6 SCHEDULES: The following are the schedules attached to and incorporated in this Agreement by reference and deemed to be part hereof:

Schedule 1.1(b)                         Benefit Plans
Schedule 1.1(l)                         Equipment
Schedule 1.1(m)                         Equipment Leases
Schedule 1.1(n)                         Financial Statements
Schedule 1.1(t)                         Leases
Schedule 1.1(z)                         Permits
Schedule 1.1(aa)                        Permitted Encumbrances




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Schedule 1.1(ee)                        Real Property
Schedule 2.1(e)                         Customer List
Schedule 2.1(m)                         Supply Contracts
Schedule 2.1(n)                         Contracts
Schedule 2.1(o)                         Intellectual Properties
Schedule 2.3                            Assumed Liabilities
Schedule 2.4                            Retained Liabilities
Schedule 3.1                            Purchased Assets
Schedule 3.3(a)                         Note
Schedule 3.3(b)                         Guarantee
Schedule 3.5                            Allocation of Purchase Price
Schedule 4.1(p)                         Environmental Matters
Schedule 4.1(r)                         Litigation
Schedule 4.1(t)                         Employee Matters
Schedule 5.1(a)                         Retained Employees
Schedule 7.2(e)                         Non-Competition Agreement

Schedule 8.8                            Letters of Credit and Bonds


                                   ARTICLE 2
                         AGREEMENT OF PURCHASE AND SALE


2.1 PURCHASED ASSETS: Subject to the terms and conditions hereof, the Vendors hereby agree to sell, assign, transfer and convey to the Purchaser and the Purchaser hereby agrees to purchase from the Vendors, free and clear of Encumbrances, all of the property, assets and undertakings owned by the Vendors (other than the property and assets described in Section 2.2) and used in the operation of the Business, including, without limiting the generality of the foregoing:

         (a) MACHINERY, EQUIPMENT AND FURNITURE: all machinery, equipment, computer equipment, tools, furniture, furnishings and other miscellaneous items used in or relating to the Business including, without limitation, all those listed in Schedule 1.1(l) attached hereto;

         (b) LEASED EQUIPMENT AND VEHICLES: all right, title and interest of the Vendors in and under leases of equipment and vehicles used in or relating to the Business including, without limitation, all leases and other agreements listed in Schedule 1.1(m) attached hereto;

         (c) PREPAID EXPENSES: all prepaid expenses which are usable and consumable in the ordinary course of the Business relating to the Equipment, Leased Equipment and spare parts thereto of the Business as of the Time of Closing except for all prepaid insurance expenses;





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         (d)   REAL PROPERTY:  all rights, title and interest of the Vendors in and to the Real Property set forth in Schedule 1.1(ee);

         (e) CUSTOMER LISTS AND INFORMATION: all customer lists, files, data and information relating to customers and prospective customers of the Business as of the Time of Closing, which most current customer list is attached hereto as Schedule 2.1(e);

         (f) WARRANTY RIGHTS AND MAINTENANCE CONTRACTS: the full benefit of all warranties and warranty rights (express and implied) against manufacturers or sellers which apply to any of the Purchased Assets and all maintenance contracts on machinery, equipment and the other Purchased Assets;

         (g) INVENTORIES: all raw materials and work-in-progress which are used or held for use by Vendors in the operation of the Business;

         (h) BUSINESS RECORDS: all books, records, files and documents relating to the Business, including without limitation, books of account, ledgers, journals, sales and purchase records, lists of suppliers, credit information, cost and pricing information, business reports, plans and projections and all other correspondence, data and information, financial or otherwise, in any format and media whatsoever, related to the Business;

         (i) GOODWILL: the goodwill of the Business, together with the exclusive right of the Purchaser to represent itself as carrying on the Business in continuation of and in succession to the Vendors

         (j) LICENSE RIGHTS AND PERMITS: all licenses, permits and other rights and privileges owned or held by the Vendors in relation to the Business including those described in Schedule 1.1(z), other than those licenses specifically set out in such schedule as being non-transferable;

         (k) REGULATORY LICENSES: all licenses, registrations and qualifications of the Business required by any governmental or regulatory authority, to the extent transferable, including those described in Schedule 1.1(z);

         (l) INSURANCE BENEFITS: any benefits payable under all insurance policies relating to the Business or the other Purchased Assets in respect of claims based on occurrences prior to the Time of Closing as included in assets and balance sheets contained in the Financial Statements;

         (m) SUPPLY CONTRACTS: the full benefit of all contracts providing for the supply of goods and services to the Business which are referred to in Schedule 2.1(m);

         (n) CONTRACTS: all right, title and interest of the Vendors in, to and under, and the full benefit of, the customer contracts, all other revenue generating contracts and agreements of or pertaining to the Business to which the Vendors are party, as set out in Schedule 2.1(n) attached hereto;





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         (o)   INTELLECTUAL PROPERTY:  all right, title, interest and benefit of
         Vendors in and to all patents, copyrights, registered and unregistered trademarks, tradenames, logos, commercial symbols, industrial designs (including applications for all of the foregoing and renewals, divisions, extensions and re-issues, where applicable, relating thereto), inventions, licenses, trade secrets, patterns, drawings, computer software, formulae, technical information, concepts, methods, procedures, designs, service-marks and all other intellectual or industrial property relating to the Business or the Purchased Assets including without limitation the property listed in Schedule 2.1(o) ("Intellectual Properties");

         (p) ACCOUNTS RECEIVABLE: all accounts receivable, notes receivable, rights to receive payments, and other debts due or accruing due to Vendors, generated by the Business and relating to work performed prior to the Time of Closing and any actions or proceedings which have been commenced in connection therewith ("Accounts Receivable"); and

         (q) OTHER AGREEMENTS: all of the Vendors' right, title and interest to and under all contracts and agreements (written or oral) relating directly or indirectly to the Business as required for the operation of the Business.

         (all of which property and assets are herein collectively referred to as the "Purchased Assets").

2.2 EXCLUDED ASSETS: There shall be specifically excluded from the Purchased Assets the following property and assets of the Vendors pertaining to the Business:

         (a) the real property located in Pickering, Ontario, municipally known as 1070 Toy Avenue, Pickering, Ontario (the "Pickering Facility");

         (b) all machinery, equipment and furniture located at the Pickering Facility;

         (c) Certificate of Approval #A390414 in respect of the Pickering Facility; and

         (d) any proceeds received from the surrender, satisfaction or replacement of the Financial Assurances pursuant to Section 8.8 of this Agreement.

2.3 ASSUMED LIABILITIES: Subject to the terms and conditions hereof, the Purchaser shall assume the following obligations of the Vendors pertaining to the Business upon Closing ("Assumed Liabilities"):

         (a) all remaining obligations under the Equipment Leases, the Leases, the Benefit Plans and all Contracts to be assigned to the Purchaser as at the Time of Closing, it being agreed that any obligations under such leases, contracts and plans





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
         which occurred or arose prior to the Time of Closing are not being assumed by the Purchaser and shall remain the liability of the Vendors;

         (b) third party trade payables and operating accruals of the Business as at the Time of Closing; and

         (c)   waste disposal accruals,

         all of such Assumed Liabilities being more particularly set forth in
         Schedule 2.3.

         The Vendors will not be liable for, and the Purchaser will defend, indemnify and save harmless the Vendors, its officers, directors, employees, agents and shareholders from and against all obligations, commitments, expenses, costs and liabilities of and claims against the Vendors (whether absolute, accrued or contingent) relating to the Assumed Liabilities outlined in this Section 2.3.

2.4 RETAINED LIABILITIES AND INDEMNITY: The Purchaser will not assume and will not be liable for, and the Vendors will indemnify and save harmless the Purchaser, its officers, directors, employees, agents and shareholders from and against, all obligations, commitments, expenses, costs and liabilities of and claims against the Purchaser (whether absolute, accrued or contingent) relating to the Business, except for the Assumed Liabilities outlined in Section 2.3 above and any liabilities which are subject to the Purchaser's indemnification obligation pursuant to Section 8.3(d). Without limiting the generality of the foregoing, it is agreed that the Purchaser will have no liability for any of the following obligations and liabilities ("Retained Liabilities"):

         (a) all liabilities in respect of all indebtedness of the Vendors to all persons, except as may be included in the assumed liabilities outlined in Section 2.3 above;

         (b) all product liability claims and liabilities for product claims relating to any product or service of the Business produced, sold performed or delivered prior to the Closing Date;

         (c) all liabilities for all taxes, duties, levies, assessments and other such charges, including any penalties, interests and fines with respect thereto, payable by the Vendors to any federal, provincial, local or other governmental agency, authority, board, bureau or commission, domestic or foreign, including, without limitation, any taxes in respect of or measured by the sale, consumption or performance by the Vendors of any product or service prior to the Closing Date and pursuant to any legislation in respect of all remuneration payable to all persons employed in the Business prior to the Closing Date.

         (d) all liabilities for salary, bonus, vacation pay and other compensation and all liabilities under employee benefit plans of the Vendors relating to employment of all persons in the Business prior to the Time of Closing;





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         (e)     all severance payments, costs or expenses associated with the termination of any of the corporate personnel of the Business presently located at the corporate offices in Burlington, Ontario, as more particularly set out in Schedule 2.4 and all severance payments, costs, expenses or damages for wrongful dismissal and all related costs in respect of the termination by the Vendors of the employment of any employee of the Business who does not accept the Purchaser's offer of employment and in respect of any employee of the Business who is not offered employment by the Purchaser;

         (f) all liabilities for claims for injury, disability, death or workers' compensation arising from or related to employment in the Business prior to the Closing Date.

2.5 PAYMENT OF TAXES: The Purchaser shall be liable for and shall pay all applicable federal and provincial sales tax, excise taxes and all other taxes (other than income taxes of the Vendors), duties and other like charges properly payable upon and in connection with the conveyance and transfer of the Purchased Assets to the Purchaser. The Vendors will do and cause to be done such things as are reasonably requested to enable the Purchaser to comply with such obligation in an efficient manner. The parties agree to jointly make, execute and file with the appropriate taxation authorities the election required under subsection 167(1) of the Excise Tax Act (Canada) so that there is no liability for tax under such Act. The parties further agree to jointly make, execute and file with the appropriate taxation authorities the election required under section 22 of the Income Tax Act (Canada). Such elections shall be prepared and filed in form and substance approved by the Purchaser.

2.6 SALES TAX CLEARANCE: The Vendors hereby represents and warrants to the Purchaser that all sales taxes and related interest and penalties in respect of the Business or the Purchased Assets have been fully paid. The Vendors shall provide, at the Time of Closing, tax clearances from the Province of Ontario or Revenue Canada to such effect.



                                   ARTICLE 3
                   PURCHASE PRICE, ALLOCATION AND ADJUSTMENTS

3.1 PURCHASE PRICE: Subject to the adjustments provided for in this Agreement pursuant to Sections 3.2 and 3.4, the Purchase Price payable by the Purchaser to the Vendors for the Purchased Assets shall be the sum of Seven Million Dollars ($7,000,000). The Purchase Price shall be allocated to the Purchased Assets in accordance with Schedule 3.1. The Parties shall jointly file elections under Section 22 of the Income Tax Act (Canada) and under
Section 167 of the Excise Tax Act in relation to such allocation.

3.2 ADJUSTMENTS: Notwithstanding anything herein to the contrary contained, the Purchase Price shall be reduced by an amount equal to the value of all accrued but unpaid





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sick leave credits and employee vacation pay to the extent not paid by the
Vendors as at the close of business the day prior to the Closing Date in respect of those employees of the Business. In addition, all taxes, local improvements, rates, utilities, fuel, prepaid expenses (including insurance premiums), lease payments and fees and similar adjustments shall be apportioned and adjusted as at the close of business on the day prior to the Closing Date.

3.3 PAYMENT: Subject to the adjustments set out in Section 3.2 above, the Purchase Price shall be paid by the Purchaser to the Vendors by delivery of a note at Closing in the principal amount of Seven Million Dollars ($7,000,000) in substantially the form set out in Schedule 3.3(a) (the "Note"), subject to the guarantee of Philip Services Corp. described in Schedule 3.3(b) (the "Guarantee").

3.4      ADJUSTMENT OF PURCHASE PRICE.

         (a) The Purchase Price shall be adjusted following the Closing Date in the following manner:

                 (i) If the Net Working Capital of the Vendors as reported on the Vendors' balance sheet as of the Closing Date (the "Closing Date Balance Sheet") is less than $468,000, the Purchase Price shall be reduced by an amount equal to the difference between $468,000 and the Net Working Capital of the Vendors as reported on the Closing Date Balance Sheet.

         (b) The Closing Date Balance Sheet shall be prepared by the Vendors in accordance with GAAP and shall be delivered by the Vendors to the Purchaser as promptly as practicable and in any event within fifteen Business Days after the Closing.

         (c) The Purchaser shall have the opportunity to examine the work papers, schedules and other documents prepared by the Vendors in connection with its preparation of the Closing Date Balance Sheet.
         The Closing Date Balance Sheet shall be final and binding on the Parties unless, within fifteen Business Days after delivery to the Purchaser, notice is given by the Purchaser of its objection setting forth in reasonable detail the basis for such objection. If the Parties are unable to reach agreement within fifteen days after the notice of objection has been given, the dispute shall be referred for resolution to the offices of Ernst & Young LLP (the "Accountants") as promptly as practicable. The Accountants will make a determination as to each of the items in dispute, which determination will be (i) in writing, (ii) furnished to each of the Parties hereto as promptly as practicable after the items in dispute have been referred to the Accountants, (iii) made in accordance with this Agreement, and (iv) conclusive and binding upon each of the Parties hereto. The fees and expenses of the Accountants will be shared equally by the Purchaser and the Vendors. Each of the Parties hereto will use reasonable efforts to cause the Accountants to render their decision as soon as reasonably practicable, including, without limitation, by promptly complying with all





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
         reasonable requests by the Accountants for information, books, records and similar items.

         (d) Within three Business Days after the final determination of the Closing Date Balance Sheet, the Purchase Price shall be adjusted if and as required by Section 3.4(a) and the amount of any such decrease in the Purchase Price shall be set-off against the amount due pursuant to the Note.

3.5 ALLOCATION: The Vendors and the Purchaser covenant to agree upon the allocation of the Purchase Price among the Purchased Assets which allocation shall be set out in Schedule 3.5 and which allocation is subject to adjustment as agreed upon by the parties hereto pursuant to any adjustments under Section 3.4.



                                   ARTICLE 4
                         REPRESENTATIONS AND WARRANTIES

4.1 REPRESENTATIONS AND WARRANTIES OF THE VENDORS: To induce the Purchaser to enter into this Agreement and to consummate the transaction of purchase and sale herein contemplated, the Vendors hereby represent and warrant to the Purchaser as follows and hereby acknowledge and confirm that the Purchaser is relying on such representations and warranties in connection with the purchase by it of the Purchased Assets:



(i)  as to the Vendors;


         (a) the Vendors are corporations duly incorporated, validly existing and in good standing under the laws of the Province of Ontario with full corporate capacity, power and authority (i) to own, lease and operate the Purchased Assets, (ii) to carry on the Business as heretofore conducted by them, (iii) to execute and deliver this Agreement, and all other agreements, documents and instruments to be executed and delivered pursuant hereto, (iv) to sell, assign, transfer, convey and deliver the Purchased Assets to the Purchaser as herein contemplated, and (v) to otherwise observe, perform, satisfy and carry out their obligations hereunder. Except as otherwise provided herein, the Vendors are duly authorized, qualified, permitted, and licensed under all applicable Laws to carry on the Business at the locations and in the manner in which such Business is now being conducted;

         (b) the execution and delivery of this Agreement and all other agreements, documents and instruments to be executed and delivered by the Vendors pursuant hereto or in connection with the completion of the transaction contemplated herein will have been duly authorized and approved by all necessary action of the board of directors of the Vendors on or prior to the Closing Date and by any other necessary corporate action on the part of the Vendors to comply with applicable law;

         (c) no suit, action or any other legal proceedings of any nature, kind or description whatsoever are pending or are threatened against the Vendors which would restrain or otherwise prevent, in any manner, the Vendors from effectually and legally transferring good and marketable title to the Purchased Assets to the Purchaser hereunder, nor are any suits, actions or any other legal proceedings relative to the Vendors, the effect of which would be to cause a lien to attach to such property or assets or to divest title to such property or assets from the Vendors hereunder, pending or threatened, and in particular, and without restricting the generality of the foregoing, the Vendors:

                 (i) have not had any petition or application for a receiving order in bankruptcy filed against them;

                 (ii) have not filed a proposal under any applicable insolvency, bankruptcy or creditor's rights legislation or otherwise taken any proceedings with respect to a compromise or arrangement with their creditors;

                 (iii)    have not made a voluntary assignment in bankruptcy;

                 (iv) have not taken any proceedings, nor has any person instituted proceedings, to have the Vendors wound up or to have their charters canceled or their corporate existence terminated;

                 (v) have not taken any proceedings, nor have any proceedings been filed or taken against them, to have a receiver appointed to all or any part of their property or assets;

         which petition, application, proposal, compromise, arrangement or other proceeding is presently pending and no execution has become enforceable against the Vendors or become levied upon any of their property or assets nor has any encumbrancer taken possession of any of the property or assets of the Vendors;

         (d) no governmental or regulatory authorization, approval, order, consent or filing is required on the part of the Vendors in connection with the execution, delivery and performance of this Agreement or any other documents and agreements to be delivered under this Agreement or the performance of the Vendors' obligations under this Agreement;

         (e) the Financial Statements have been prepared in accordance GAAP applied consistently, are correct and complete in all material respects and present fairly all of the assets, liabilities and financial position of the Business for the year ended December 31, 1996;

         (f)     since March 31, 1997:

                 (i) there has not been any material change in the financial condition, operations or prospects of the Business or the Purchased Assets other than changes in the ordinary and usual course of business, none of which has been materially adverse; or

                 (ii) there has not been any damage, destruction, loss, labour concerns or other event, development or condition of any character (whether or not covered by insurance) materially and adversely affecting the assets, properties or future prospects of the Business.

         (g) this Agreement and any ancillary documents pursuant hereto have been duly and validly executed and delivered by the Vendors and constitute valid and legally binding obligations of the Vendors enforceable against them in accordance with the respective terms thereof, subject to the qualification that enforceability may be limited by bankruptcy, insolvency or other laws affecting the enforceability of creditors' rights generally and by general equitable principles;

(ii)  as to the Purchased Assets:

         (h) the Vendors, at the Time of Closing will be the sole unconditional owner of, and have good, valid and marketable title to, all of the Purchased Assets free and clear of all Encumbrances, conditional sale or other title retention agreements, restrictions, demands, equities, encumbrances and rights of any Persons or every nature, kind and description whatsoever (and, subject to zoning, occupancy and similar laws and regulations pertaining to use of the Real Properties, easements and restrictions of record, and Permitted Encumbrances, has good title to the Real Properties), including without limitation, rights of any Person (other than the Purchaser hereunder) to acquire any ownership interest in or right to possess or occupy any of the Purchased Assets, and the Vendors have the exclusive right and full power and authority to sell, assign, transfer, convey and deliver good and marketable title to such assets to the Purchaser as herein contemplated;

         (i) all of the Equipment and Leased Equipment used in the operation of the Business is in substantially the same state of repair as when viewed and examined during the Purchaser's due diligence;

         (j) the Leases are in good standing with the respective landlords and the Vendors are not in breach of any terms each of the Leases nor have the Vendors received any notice of breach of any terms of each of the Leases;

         (k) each of the Equipment Leases are in good standing and the Vendors are not in breach of any terms of each of the Equipment Leases nor have the Vendors received any notice of breach of any terms of each of the Equipment Leases;

         (l) all inventories are in good condition and repair, fit for their intended purpose and not obsolete;

         (m) the Contracts and Supply Contracts, true and complete copies of which (or, in the case of oral arrangements, brief and accurate summaries of which) have been delivered to the Purchaser are in good standing and in full force and effect and have not been modified or supplemented in any way and constitute the entire agreement between the Vendors, on the one hand, and the lessee or other co-contractant on the other hand, such that there are no understandings, representations, warranties, allowances, concessions or promises affecting the Vendors' rights or obligations thereunder except as set forth in the said agreements. There exists no default or event of default or event, occurrence, condition or act (including the purchase of the Purchased Assets hereunder) which, with the giving of notice, lapse of time or the happening of any other event or condition, would become a material default or an event of default thereunder, except for the necessity of obtaining a consent;

         (n) all Accounts Receivable shall have arisen only from bona fide transactions in the ordinary course of the Business, are fully collectible when due and are not subject to counterclaim or set off or are disputed by the account debtor except to the extent of the normal allowance for doubtful accounts computed in a manner consistent with the Vendors' prior practices;

         (o) The Intellectual Properties used in or reasonably required for the carrying on of the Business in the manner heretofore carried on are set out in Schedule 2.1(o) and are validly owned by, or validly licensed to, the Vendors as indicated in Schedule 2.1(o). Except as otherwise expressly stated in Schedule 2.1(o), the Vendors (i) have the right to use such Intellectual Properties; (ii) are the owners of record of such Intellectual Properties; and (iii) have not conveyed, assigned or encumbered any of them in any manner which would permit use in the ordinary course by any party other than the Company. All registrations and filings necessary to preserve the rights of the Company in the Intellectual Properties have been made and are in good standing. To the knowledge of the Vendors, the conduct of the Business does not infringe upon the intellectual properties of any other Person.

         (p)     (i)      Compliance.  The Vendors have conducted and are
                 conducting the Business in material compliance with all applicable Environmental Laws. There are no outstanding complaints, orders, citations, notices or orders of violation or non-compliance issued to the Vendors under any applicable Environmental Laws, and the Vendors do not to the best of their knowledge have reasonable grounds to know of any facts which could give rise to a notice of non-compliance with any applicable Environmental Laws. To the best of the Vendors' knowledge, a full and complete listing of any and all violations or alleged violations of any applicable Environmental Laws which have occurred within a period of two
                 (2) years prior to Closing is set out in Schedule 4.1(p).

                 (ii) Licenses. The Vendors possess all Licenses required for the operation of the Business as presently conducted by them. All such

                 Licenses are valid and in full force and effect without conditions other than such conditions which are generally applicable to such Licenses. To the best of the Vendors' knowledge, a full and complete listing of any and all violations thereof which have occurred or been noted within a period of two (2) years prior to Closing is set out in
                 Schedule 4.1(p). To the best of the Vendors' knowledge, no proceeding is pending or threatened to revoke or limit any of such Licenses. The Licenses were not obtained by a misrepresentation or false statement and all relevant facts were disclosed in obtaining the Licenses.

                 (iii)    Offsite Remedial Action.  Except as set forth in
                 Schedule 4.1(p), there are no locations to which the Vendors have ever transported, or ever caused to be transported, or allowed or authorized any third party to transport on behalf of the Vendors, any Hazardous Substances generated by the Vendors for storage, treatment, processing, recycling, burning or disposal which have been designated for remedial action pursuant to any Environmental Laws.

                 (iv) On-Site Release of Hazardous Substances or Contaminants. Except as set forth in Schedule 4.1(p), the Vendors have not caused or permitted and do not have any knowledge of, the Release of any Hazardous Substance on any property owned, leased or used by them or of any Release (with respect to which the Vendors would be held liable) from a facility owned or operated by third parties.

                 (v)      Hazardous Substance Spills.  Except as set forth in
                 Schedule 4.1(p), to the best of the Vendors' knowledge, there are no underground storage tanks containing Hazardous Substances situated on the Leased Properties or the Real Properties, no Hazardous Substance from any underground storage tank has been spilled, leaked, discharged or deposited on or in the Leased Properties or Real Properties in an amount which would constitute a reportable spill, leak, discharge or deposit under any applicable Environmental Laws, and there have been no violations or alleged violations of any Environmental Laws related to underground storage tanks owned or operated by the Vendors.

                 (vi) Documents and Records. The Vendors have maintained all environmental records and reports substantially in the manner and for the time period required by applicable Environmental Laws.

         (q) there are no outstanding work orders, non-compliance orders, deficiency notices or other such notices relative to the Real Properties, the Purchased Assets or the Business which have been issued by any regulatory authority, police or fire department, sanitation, labour or other governmental authorities or agencies. There are no matters under discussion with any such department or authority relating to work orders, non-compliance orders, deficiency notices or other such notices. The Business in not being carried on, and none of the Real Properties or the other Purchased Assets are being operated, in a manner which is in material contravention of any Law. No amounts are owing by the Vendors in respect of the Real Properties to any Governmental Entity or public utility, other than current accounts which are not in arrears. There are no premises leased by the Vendors for the operation of the Business pursuant to the terms of any lease, whether oral or written;

(iii)  as to the Condition of the Business:

         (r) except as disclosed in Schedule 4.1(r) attached hereto there are no claims, actions, suits, proceedings (including arbitration proceedings), or, to the best knowledge of the Vendors, investigations (whether or not purportedly on behalf or the Vendors) at law or in equity or before or by any federal, provincial, municipal or other governmental department, commission, bureau, agency or instrumentality, domestic or foreign, which involves the possibility of materially and adversely affecting the Purchased Assets or the Business; and to the best knowledge of the Vendors there are no existing grounds on which any claim, action, suit, proceeding or investigation might be commenced with any reasonable likelihood or success;

 (s)     during the period between March 31, 1997 to the date of this Agreement;

                 (i) the Business was operated in the ordinary course thereof, consistent with past practices;

                 (ii) no obligation or liability (fixed or contingent) was incurred except normal trade or business obligations incurred in the ordinary course of the Business, none of which is materially adverse to the Business.

(iv)  as to Employee matters;

         (t)     Schedule 4.1 (t) annexed hereto sets forth:

                 (i) the names, current annual salaries, job positions, length of employment and date and amounts of the most recent increases in salaries of all Persons who are employed by the Vendors on a full-time or part-time basis in connection with the Business and including all independent commission agents;

                 (ii) particulars of any contracts, commitments, arrangements or understandings, written or oral, with any such employees or agents;

                 (iii) particulars of any agreements with any labour union or employee associations; and

                 (iv) particulars of all employee insurance, hospital or medical expense program, pension, retirement, profit sharing, stock options or other employee benefit plans, programs or arrangements or any executive or key personnel incentives or other special compensation arrangements to which the Vendors are a party or are bound in respect of the employees or agents contemplated in (i) above.

         (u) save as disclosed in Schedule 4.1(t), the Vendors do not have any agreements with any labour union or employee association nor have they made commitments to or conducted negotiations with any union or employee association with respect to any future agreements, and the Vendors are not aware of any current attempts to organize or establish any labour union or employee association for the employees of Vendors;

         (v) the Vendors are not engaged in any material dispute with any of the employees identified in Schedule 4.1(t) annexed hereto and there is not now pending or threatened any labour dispute or work stoppage which affects or may affect the Business or may interfere with its continued operations and there are no outstanding breaches of any collective agreement or outstanding or potential grievances.

         (w) the terms and conditions of employment of all such employees of the Business conform with the minimum employment and labour standards requirements laid down by the Province of Ontario, as applicable;

         (x) all salaries, workers compensation assessments and surcharges, unemployment insurance assessments, pension remittances, remittances under the Business' profit sharing plan, employer health tax remittances, sick day credits, vacation pay including the monetary value of lieu days and associated payroll costs thereof, and similar charges or amounts with respect to all of the employees owing by the Vendors to those of its employees identified in Schedule 4.1(t) annexed hereto will have been paid up to the Closing Date or adjusted for at the Closing Date;

(v)  as to Insurance:

         (y) all of the Purchased Assets are insured and will be up to the Time of Closing (subject to the amount of any deductibles under such policies) against loss or damage by all insurable risks and hazards customarily insured against by Persons owning and operating property and assets and/or carrying on a business similar to the Purchased Assets and the Business. The Vendors are not in any technical or non-material breach or default with respect to any of the provisions contained in any such insurance policy which could result in the cancellation of any policy of insurance;

(vi)  Miscellaneous:

         (z)      INTENTIONALLY BLANK.

         (aa) at the Time of Closing, all remittances with respect to retail sales tax will have been made up to and including the Closing Date;

         (bb)

                 (i) The Vendors are the registered and beneficial owner of the Real Properties, subject to zoning, occupancy and similar laws and regulations pertaining to use thereof, easements and restrictions of record and the Permitted Encumbrances.

                 (ii) All of the buildings and fixtures on the Real Properties (i) were to the best knowledge of the Vendors constructed in substantial accordance with all applicable laws and with all authorizations validly issued pursuant thereto;
                 (ii) are in substantially the same condition as when viewed and examined during the Purchaser's due diligence; and (iii) to the best knowledge of the Vendors are adequate and suitable for the purposes for which they are presently being used; and the Vendors have adequate rights of ingress and egress for the operation of the Business in the ordinary course. None of the Real Properties or the buildings and fixtures thereon, nor the use, operation or maintenance thereof for the purpose of carrying on the Business, violates any restrictive covenant or any provision of any Law or encroaches on any property owned by any other Person, which violation has or would have a material adverse effect on the normal operation of the Business. No condemnation or expropriation proceeding is pending or, to the best knowledge of the Vendors, threatened which would preclude or materially impair the use of any such property or any part thereof for the purposes for which it is currently used. Except as may occur in the ordinary course of business, there are no outstanding work orders with respect to any of the Assets from or required by any municipality, police department, fire department, sanitation, health or safety authorities or from any other Person.

         (cc) except for those liabilities set forth on the Financial Statements or otherwise disclosed hereunder, and for those liabilities incurred in the ordinary course of business, the Business or Purchased Assets are not subject to any liabilities, absolute or contingent, and whether or not required in accordance with GAAP to be disclosed on a balance sheet.

         (dd) the Vendors have been and are conducting the Business in substantial compliance with all applicable Laws, other than Environmental Laws.

         (ee) no representation or warranty of the Vendors contained in the Agreement or contained in any statement, document, certificate or list made, delivered or furnished by or on behalf of the Vendors pursuant to this Agreement or in connection with the consummation of the transaction herein contemplated contains or will contain any untrue statement of a material fact or omits or will omit to state any fact necessary to make the statements herein and therein not misleading.

4.2 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER: The Purchaser hereby represents and warrants to the Vendors as follows and hereby acknowledges and confirms that the Vendors are relying on such representations and warranties in connection with the sale of the Purchased Assets:

         (a) the Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the Province of Ontario with full corporate capacity, power and authority to enter into this Agreement and carry out its obligations hereunder;

         (b) the execution and delivery of the Agreement, and all other agreements, documents and instruments to be executed and delivered by the Purchaser pursuant hereto or in connection with the completion of the transaction contemplated herein have been duly authorized and approved by all necessary action of the board of directors of the Purchaser on or prior to the Closing Date and by any other necessary corporate action on the part of the Purchaser to comply with applicable law;

         (c) the execution and delivery of the Agreement and all other agreements, documents and instruments to be executed and delivered by the Purchaser pursuant hereto or in connection with the completion of the transaction contemplated herein, and the performance of this Agreement or any other such agreement by the Purchaser will not:

                 (i) violate any provision of the Purchaser's Articles of Incorporation or by-laws, or

                 (ii) result in the breach of violation of any provision of or constitute a default under any indenture, agreement or other instrument to which the Purchaser is a party or by which the Purchaser or any of its properties may be bound, or

                 (iii) to the best knowledge of the Purchaser violate any law, rules or regulations to which the Purchaser is subject.

4.3 NON-WAIVER: Subject to the provisions of Section 4.4, no investigations made by or on behalf of either the Purchaser or the Vendors at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting or mitigating any representation or warranty made herein or pursuant hereto or the right of the party or parties to whom such representation or warranty is made to rely on such representation and warranty.

4.4 KNOWLEDGE OF PARTIES: In the event that the Vendors on the one hand, or the Purchaser on the other hand (the "Knowing Party"), has actual knowledge at the time of the Closing that a representation or warranty made by the other Party is false or the other

Party has violated a covenant made by it under this Agreement, and the Knowing Party proceeds to the Closing notwithstanding such knowledge, the Knowing Party shall be deemed to have waived any rights it may have for indemnification or damages against the other Party to the extent that any damages result from such breach of representation or warranty or failure to perform such covenant.



                                   ARTICLE 5
                         OTHER COVENANTS OF THE PARTIES

5.1      EMPLOYEES:

         (a) OFFER OF EMPLOYMENT. Upon Closing, the Purchaser (i) shall offer employment to the employees of the Business set forth in Schedule 5.1(a) located at the facilities in Fort Erie and Brantford by way of a letter, at a minimum, on substantially the same terms and conditions of employment as each such employee has with the Vendors on the Closing Date, and (ii) may, in its sole discretion, offer employment to certain sales employees located at the Burlington, Ontario office as may be identified and selected by the Purchaser.

         (b) OTHER BENEFITS. Until Closing, the Vendors shall be responsible for all wages, bonuses, earned vacations, sick leave, severance pay, and other remuneration benefits for all of the employees of the Business in respect of any period prior to the Closing Date. Thereafter, the Purchaser shall be responsible for all such benefits of the employees relating to after the Closing Date.

         (c) SEVERANCE. Save and except in respect of those employees who accept the Purchaser's offers of employment made pursuant to Section 5.1(a), the Vendors shall be responsible for all notice of termination, severance and other obligations to the employees of the Business arising out of their termination of employment with the Vendors and the Vendors shall indemnify and save the Purchaser harmless in respect of all such obligations.

5.2 BULK SALES: The Vendors and the Purchaser hereby waive compliance with the provisions of applicable bulk sales legislation. Notwithstanding the foregoing, the Vendors shall indemnify and hold harmless the Purchaser from and against any and all claims which may be made or brought against the Purchaser or which the Purchaser may suffer or incur as a result of, or arising out of such non-compliance unless such non-compliance is a result of the Purchaser's non- satisfaction of assumed liabilities as described herein.

5.3 TAX ELECTIONS: The Vendors shall execute, in form and content to be reviewed and accepted by the Purchaser, the tax elections referred to in
Section 2.5.

5.4 PICKERING PERMIT: The Vendors shall diligently pursue cancellation of the Certificate of Approval #A390414 of Republic Environmental Systems (Pickering) Ltd. in respect of its facility located at 1070 Toy Avenue, Pickering, Ontario, and shall in any case have arranged such surrender and cancellation within five (5) years following the Closing Date.


                                   ARTICLE 6
                            INTERIM PERIOD COVENANTS

6.1 ACCESS FOR INVESTIGATION: During the Interim Period, the Vendors shall permit the Purchaser and its employees, agents, counsel and other representatives to make such reasonable investigation of the Purchased Assets and of the Business as the Purchaser deems reasonably necessary or advisable to familiarize itself with such properties, assets and other matters relating to the Business and the Purchased Assets and to confirm the matters represented and warranted in Section 4.1 hereof. For purposes of such investigation, the Vendors shall cause the directors, officers and employees of the Vendors to permit the Purchaser, the Purchaser's solicitors and other representatives of the Purchaser to have reasonable access, during normal business hours, on reasonable advance notice and without disruption to the operation of the Business, to all locations where the Business is carried on or where any of the Purchased Assets are located and to the books, contracts, commitments and records of the Vendors pertaining to the Business.

6.2 CONFIDENTIALITY COVENANT: Subject to disclosure in accordance with the provisions of Section 8.1 hereof, the Purchaser will treat as confidential all confidential documents and information concerning the Vendors, the Purchased Assets and the Business as the Vendors shall have furnished to the Purchaser or which is acquired by the Purchaser during its investigation pursuant to Section 6.1 hereof, and, if the sale of the Purchased Assets pursuant hereto shall not be consummated, such confidence shall be maintained and the Purchaser will not use or disclose to any Person any such document or information (except to the extent that such information can be shown to be previously known to the Purchaser, in the public domain, or later acquired by the Purchaser from other sources without any breach of confidentiality to the Vendors). In the event that this Agreement is terminated without consummation of the transaction of purchase and sale herein contemplated the Purchaser shall promptly return to the Vendors all documents, work papers and other written material and any copies thereof supplied to the Purchaser or its representatives by the Vendors in connection with the negotiation of this Agreement or pursuant to the investigation, if any, conducted by the Purchaser pursuant to Section 6.1 hereof.

6.3 COVENANTS OF VENDORS: The Vendors hereby covenant and agree that, during the Interim Period, the Vendors will:

         (a) do all things and cause all things to be done to ensure that all of the warranties and representations of the Vendors contained in this Agreement remain true and correct throughout the Interim Period, as if such representations and warranties were continuously made throughout such period;

         (b) carry on the Business only in the usual course thereof, consistent with past practices, which, without limitation, shall include substantial compliance with all applicable laws, regulations and administrative orders of all governmental, administrative or regulatory bodies or agencies having jurisdiction including all Environmental Laws, and use its best efforts to preserve the goodwill of the Business;

         (c) refrain from any acts having the effect of dissuading any of the employees, agents, customers, clients, representatives, agents or suppliers of the Business to become associated with, or having the effect of inducing them to terminate its association with, the Purchaser;

         (d) continue to maintain in full force and effect all policies of insurance of the Vendors now in effect relating to the Purchased Assets or the Business and give all notices and to present all claims under all such policies of insurance in due and timely fashion;

         (e) not sell, agree to sell or otherwise dispose of or pledge, subject to lien, create security interest in or otherwise encumber any of the Purchased Assets except in the ordinary course of business;

         (f) not increase the wages, salaries or any other forms of remuneration, direct or indirect, of any of the employees of the Business except in the ordinary course of business;

         (g) use its best efforts to aid the Purchaser in engaging the Vendors' employees as are identified on Schedule 4.1(t) annexed hereto, which the Purchaser wishes to re-hire;

         (h) promptly advise the Purchaser in writing of any material adverse change in the condition (financial or otherwise) of the Business or of the Purchased Assets or of the occurrence or filing of any dispute or complaint.

                                   ARTICLE 7
              CLOSING ARRANGEMENTS AND CONDITIONS AND RISK OF LOSS

7.1 PLACE OF CLOSING: The Closing of the transaction contemplated hereto shall take place at the Time of Closing, on the Closing Date at the Purchaser's office in Hamilton, Ontario, or at such other place as may be mutually agreed upon by the parties hereto or their respective solicitors.

7.2 CONDITIONS OF CLOSING: Completion of the purchase and sale of the Purchased Assets contemplated hereto is subject to the following conditions having been satisfied.

The conditions contained in Sections 7.2 (a) to (n), both inclusive, are for the exclusive benefit of the Purchaser. The conditions contained in Sections
7.2 (o) to (r), both inclusive, are for the exclusive benefit of the Vendors. All conditions referred to herein are to be satisfied at the Time of Closing. The following are the conditions:

         (a) all of the representations and warranties of the Vendors contained in the Agreement or contained in any certificate or other document delivered to the Purchaser pursuant hereto shall be true and correct on and as of the Closing Date, with the same force and effect as if those representations and warranties had been made on and as of such date, regardless of the date as of which the information in this Agreement or in any such certificate or document is given, and there shall have been compliance with the covenants and obligations on the part of the Vendors contained herein which were to have been complied with by the Vendors at or prior to the Time of Closing and the Vendors shall have delivered to the Purchaser a certificate executed by the president or chief executive officer of the Vendors to that effect. The acceptance of such certificate and the completion of the transaction of purchase and sale herein contemplated shall not be a waiver of the covenants, representations and warranties contained herein or in any certificate or other document given pursuant to this Agreement (except to the extent that any such representations or warranties have been modified by the information disclosed in the certificate so delivered and accepted by the Purchaser), which covenants, representations and warranties shall continue in full force and effect as provided in Section 8.1 hereof;

         (b) the Vendors shall deliver to the Purchaser all necessary deeds, conveyances, bills of sale, assurances, transfers, assignments, consents, releases, discharges and other documents, necessary or reasonably required in the opinion of the Purchaser, to transfer effectively to the Purchaser good and marketable title to the Purchased Assets free and clear of all mortgages, liens, charges, security interests, pledges, adverse claims, conditional sale or other title retention agreements, restrictions, demands, equities, encumbrances and rights of any Person of every nature, kind and description whatsoever including, without limiting the generality of the foregoing, of the tax clearance certificates referred to in
         Section 2.6 hereof with respect to the remittance of Ontario sales taxes;

         (c) the Vendors shall have delivered to the Purchaser possession of the Purchased Assets including documents relating to the Business contemplated in Section 2.1 hereof;

         (d) the Purchaser shall have obtained or received all licenses, permits, consents, approvals and authorizations from all Governmental Entities under all applicable Laws, as may be necessary and appropriate to enable the Purchaser to carry on the Business in the same manner in which such Business in now being carried on by the Vendors or as may be required to permit the change of ownership of the Purchased Assets herein provided for to be completed, without affecting or resulting in the cancellation or termination of any Permit or of any license or permit held by the Purchaser;

         (e) the Vendors and RESI shall execute a non-competition agreement whereby the Vendors and RESI agree to refrain from engaging in any similar business to the Business within Canada for a period of five
         (5) years from the Closing Date, which agreement shall be in substantially the form as set forth in Schedule 7.2(e);

         (f) on the Closing Date, and except as otherwise contemplated hereunder, title to the Purchased Assets shall be free and clear of all mortgages, liens, charges, security interest, pledges, adverse claims, conditional sale or other title retention agreements, restrictions, description whatsoever and there shall have been no material change to the Purchased Assets;

         (g) the Vendors shall provide to the Purchaser on the Closing Date the written consent of each lessor or third party under the Equipment Leases, Supply Contracts and Contracts to the assignment of same to the Purchaser and each of the lessors' and third party's acknowledgments that the Vendors are not in breach of any terms of each of the Equipment Leases, Contracts and Supply Contracts;

         (h)   INTENTIONALLY BLANK

         (i)   INTENTIONALLY BLANK

         (j) the Vendors shall have delivered to the Purchaser reasonable and satisfactory evidence that the Vendors are at the Closing Date residents of Canada within the meaning of the Income Tax Act (Canada);

         (k) the Vendors shall have performed or complied with all of its obligations, covenants and agreements hereunder;

         (l)   the Purchaser shall have satisfied itself

                 (i)   as to the accuracy of the Financial Statements; and

                 (ii) that no material adverse change in the Business has occurred or is likely to occur.

         (m) the Purchaser shall have secured the approval of its board, authorizing and approving the transaction of purchase and sale herein contemplated, and shall have delivered to the Vendors a copy of such resolution of the board of directors evidencing the due authorization of the Purchaser to enter into this Agreement, to consummate the transaction of purchase and sale herein contemplated and to otherwise perform its obligations hereunder;

         (n) the transaction contemplated in and by the share purchase agreement between Republic Environmental Systems, Inc., as vendor, and Philip Environmental (Delaware), Inc., as purchaser, shall have been completed;

         (o) all of the representations and warranties of the Purchaser contained in this Agreement or contained in any certificate or other document delivered to the Vendors pursuant hereto shall be true and correct on and as of the Closing Date with the same force and effect as if such representations and warranties have been made on and as of such date, regardless of the date as of which the information in this Agreement or in any such certificate or document is given, and there shall have been compliance with the covenants and obligations on the part of the Purchaser contained herein which were to have been complied with at or prior to Closing and the Purchaser shall have delivered to the Vendors a certificate executed by the president or chief executive officer of the Purchaser to that effect. The acceptance of such certificate and the completion of the transaction of purchase and sale herein contemplated shall not be a waiver of the covenants, representations and warranties contained herein or in any certificate or document given pursuant to this Agreement (except to the extent that any such representations or warranties have been modified by the information disclosed in the certificate so delivered and accepted by the Vendors), which covenants, representations and warranties shall continue in full force and effect as provided in
         Section 8.1 hereof;

         (p) the Purchaser shall have paid to the Vendors the amount payable at Closing pursuant to Section 8.1;

         (q) the Purchaser shall have performed on complied with all its obligations, covenants and agreements hereunder; and

         (r) the transaction contemplated in and by the share purchase agreement between Republic Environmental Systems, Inc., as vendor, and Philip Environmental (Delaware), Inc., as purchaser, shall have been completed.

7.3 RISK OF LOSS: If, at or prior to the Closing, all or any part of the Purchased Assets are lost, destroyed or damaged by fire or any other casualty, event or circumstance or are expropriated or otherwise seized by governmental or other lawful authority the Vendors shall immediately advise the Purchaser thereof in writing and the Purchaser shall have the option, exercisable by notice in writing to be given by the Purchaser to the Vendors within five (5) business days of the Purchaser receiving the aforesaid notice from the Vendors to either:

         (a) reduce the Purchase Price by the fair market value of all or any part of the Purchased Assets so lost, destroyed or damaged, or

         (b) in regard to circumstances in which a material part of the Purchased Assets is so lost destroyed or damaged, refuse to complete the transaction contemplated herein by notice to the Vendors and in such event all parties hereto shall be released from all obligations hereunder.

                                   ARTICLE 8
                SURVIVAL OF REPRESENTATIONS AND INDEMNIFICATION

8.1 NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES: The representations, warranties, covenants and agreements of the parties hereto contained in this Agreement shall survive the Closing for a period of one (1) year, save and except those representations and warranties made pursuant to
Section 4.1(p)(iii), which shall survive for a period of five (5) years.

8.2 INDEMNIFICATION BY VENDORS AND RESI: The Vendors and RESI covenant and agree to indemnify and save harmless the Purchaser and its shareholders and their officers, directors, employees, agents and representatives from and against any and all losses, damages, liabilities, costs and expenses (including reasonable legal fees and disbursements on a solicitor and his own client basis) suffered or incurred by the Purchaser or any such other Person as a result of, in consequence of or arising out of, under or by reason of:

         (a) any representations or warranty of the Vendors contained in this Agreement or contained in any document or certificate delivered by the Vendors pursuant hereto or in connection with the completion of the transaction herein contemplated being untrue, inaccurate or misleading in any material respect;

         (b) a breach by the Vendors in any respect of any of its covenants or obligations contained herein or contained in any document or instrument delivered by the Vendors pursuant hereto or in connection with completion of the transaction contemplated herein; or

         (c) any claim made against the Purchaser in relation to the Retained Liabilities.

The Vendors and RESI have no obligation to indemnify an indemnified party under
Section 8.2 until the Purchaser has suffered (i) losses, claims or damages related to or arising from a breach of the Vendors' representations and warranties made pursuant to Section 4.1(p) for which the Vendors are responsible hereunder in excess of an aggregate of Two Hundred and Fifty Thousand Dollars ($250,000) (the "Environmental Indemnification Threshold"), or
(ii) losses, claims or damages for which the Vendors are responsible hereunder, other than those relating to matters set forth in (i) above in excess of an aggregate of One Hundred and Twenty-Five Thousand Dollars ($125,000) (the "General Indemnification Threshold") and then only to the extent that such losses, claims and damages exceed the respective indemnification threshold.
The Vendors shall not be liable for any losses, claims or damages once the aggregate amount of all such losses, claims or damages paid, or due to be paid, by the Vendors shall have reached $7,000,000.

The Vendors shall be entitled to reduce the principal amount due under the Note in satisfaction of any claims in respect of which it is obligated to indemnify the Purchaser pursuant hereto.

8.3 INDEMNIFICATION BY PURCHASER: The Purchaser covenants and agrees to indemnify and save harmless the Vendors and their shareholders and their directors, offices, employees, agents and representatives (in respect of which the Vendors hereby act as agent and trustee with respect thereto) from and against any and all losses, damages, liabilities, costs and expenses (including reasonable legal fees and disbursements on a solicitor and his own client basis) suffered or incurred by the Vendors as a result of, in consequence of or arising our of, under or by reason of:

         (a) any representation or warranty of the Purchaser contained in this Agreement or contained in any document or certificate delivered by the Purchaser pursuant hereto or in connection with the completion of the transaction herein contemplated being untrue, inaccurate or misleading in any material respect;

         (b) any other breach by the Purchaser in any respect of any of its covenants or obligations contained herein or contained in any document or instrument delivered by the Purchaser pursuant hereto or in connection with the completion of the transactions contemplated herein;

         (c) any liability pertaining to the Business, which occurs or arises after the Time of Closing in respect of an event or occurrence in a period after the Closing Date, except for the Retained Liabilities, and except for any liability resulting from a breach of the Vendors' representations and warranties made hereunder or from their failure to fulfill their covenants; or

         (d) any liability pertaining to the Business arising directly or indirectly from breaches of Environmental Laws by the Vendors, Environmental Activity by the Vendors or the Release of Hazardous Substances to the Natural Environment by the Vendors, except to the extent such liability (i) results from a breach of any of the representations or warranties given by the Vendors hereunder within the respective survival period, (ii) results from a failure of the Vendors to fulfill any of their covenants hereunder, or (iii) relates to the Excluded Assets set forth in Schedule 2.2.

8.4 COLLECTION OF ACCOUNTS RECEIVABLE: If any Accounts Receivable, net of any allowance for doubtful accounts, in excess of an aggregate amount of Twenty-Five Thousand Dollars ($25,000) shall not have been collected within one hundred and eighty days (180) from the Closing Date (the "Uncollected Receivables"), the Uncollected Receivables shall thereupon be assigned to the Vendors for collection. The Vendors shall forthwith make dollar-for-dollar payment to the Purchaser in respect of all Uncollected Receivables so assigned and the Purchaser shall thereupon assign to the Vendors all of the Purchaser's rights and entitlement under the Uncollected Receivables. All costs associated with such collection shall be borne by the Vendors.

8.5      INDEMNIFICATION PROCEDURE:

         (a) Any party seeking indemnification under this Article (the "indemnified party") shall forthwith notify the party against whom a claim for indemnification is sought hereunder (the "indemnifying party") in writing, which notice shall specify, in reasonable detail, the nature and estimated amount of the claim. If a claim by a third party is made against an indemnified party, and if the indemnified party intends to seek indemnity with respect thereto under this Article, the indemnified party shall promptly (and in any case within 20 days of such claim being made) notify the indemnifying party of such claim with reasonable particulars. The indemnifying party shall have 20 days after receipt of such notice to undertake, conduct and control, through counsel of its own choosing and at its expense, the settlement or defense thereof, and the indemnified party shall cooperate with the indemnifying party in connection therewith; except that with respect to settlements entered into by the indemnifying party (i) the consent of the indemnified party shall be required if the settlement provides for equitable relief against the indemnified party, which consent shall not be unreasonably withheld or delayed; and (ii) the indemnifying party shall obtain the approval of the indemnified party. If the indemnifying party undertakes, conducts and controls the settlement or defense of such claim (i) the indemnifying party shall permit the indemnified party to participate in such settlement or defense through counsel chosen by the indemnified party, provided that the fees and expenses of such counsel shall be borne by the indemnified party; and (ii) the indemnifying party shall promptly reimburse the indemnified party for the full amount of any Loss resulting from any claim and all related expenses (other than the fees and expenses of counsel as aforesaid) incurred by the indemnified party in respect of any valid claim for indemnification under this Agreement. The indemnified part shall not pay or settle any claims so long as the indemnifying party is reasonably contesting any such claim in good faith on a timely basis. Notwithstanding the two immediately preceding sentences, the indemnified party shall have the right to pay or settle any such claim provided that in such event it shall waive any right to indemnity therefor by the indemnifying party.

         (b) With respect to third party claims, if the indemnifying party does not notify the indemnified party within 20 days after the receipt of the indemnified party's notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the indemnified party shall have the right, but not the obligation, to contest, settle or compromise the claim in the exercise of its reasonable judgment at the expense of the indemnifying party.

         (c) In the event of any claim by a third party against an indemnified party, the defense of which is being undertaken and controlled by the indemnifying party, the indemnified part will use all reasonable efforts to make available to the indemnifying party those employees whose assistance, testimony or presence is necessary to assist the indemnifying party in evaluating and in defending any such claims.

         (d) With respect to third party claims, the indemnified party shall make available to the indemnifying party or its representatives on a timely basis all documents, invoices and financial ledgers, records and other materials in the possession of the indemnified party, at the expense of the indemnifying party, reasonably required by the indemnifying party for its use in defending any claim and shall otherwise cooperate on a timely basis with the indemnifying part in the defense of such claim.

         (e) With respect to the Environmental Indemnification Threshold and the Indemnification Threshold, the Purchaser shall provide to the Vendors an accounting at three (3) month intervals, commencing with the first three (3) month period after the Closing Date, summarizing the costs which the Purchaser claims are being assessed to the respective threshold amounts. Upon request of the Vendors, the Purchaser shall submit to the Vendors all documentation supporting such costs, including consultant and contractor invoices.

         (f) With respect to any liability for income, corporate, sales, excise, or other tax or other liability which has resulted in an encumbrance against the property of the indemnified party, the indemnifying party's right to so contest shall only apply after such payment of such re-assessment or the provision of such security as is necessary to remove such encumbrance on the property of the indemnified party.

8.6 REMEDIATION REQUIREMENTS: The Purchaser agrees that any remediation performed by the Purchaser or the Vendors shall be consistent with the industrial use of the Real Property and shall make maximum benefit, to the extent commercially reasonable to do so, of institutional controls, engineering controls and natural remediation pursuant to Environmental Laws in order to minimize investigation and remediation costs to the extent feasible.

8.7 VENDORS' RIGHT TO ASSERT CLAIMS: Nothing in this Agreement shall prevent the Vendors from asserting any claim which they may have against any person, corporation, partnership or other entity (other than the Purchaser or any of its affiliated companies) related to matters which are the subject of the Vendors' indemnification obligations pursuant to Section 8.2; provided, however, that in no case shall the Vendors' obligation to indemnify the Purchaser hereunder be conditional upon the assertion or ultimate success or any such claim. The Purchaser agrees to assign to the Vendors any claim in respect of such indemnified matters which the Purchaser may have against any Person, other than claims against any Persons the assertion of which, in the reasonable judgment of the Purchaser, would interfere with the on-going business relations of the Purchaser with such Persons. The Purchaser agrees that any amounts recovered by the Vendors regarding any claims asserted by them in accordance with the terms hereof shall be retained solely by the Vendors.

8.8 LETTERS OF CREDIT AND BONDS: The Purchaser shall, as soon as is reasonably practicable, and in any case within 90 days after the Closing date, replace the outstanding letters of credit, bonds, financial assurances, guarantees and security interests ("Financial

Assurances") set forth in Schedule 8.8 which the Vendors have in place in relation to the Business and shall indemnify and hold harmless the Vendors from any liabilities arising therefrom. Any proceeds from the surrender, satisfaction or replacement of any of the above shall remain the asset of the Vendors or RESI, as the case may be.

                                   ARTICLE 9
                          GENERAL CONTRACT PROVISIONS

9.1      NOTICE:

(1) Any notice, designation, communication, request, demand or other document, required or permitted to be given or sent or delivered hereunder to any party hereto shall be in writing and shall be sufficiently given or sent or delivered if it is:

         (a)     delivered personally to an officer or director of such party;

         (b) sent to the party entitled to receive it by registered mail, postage prepaid, mailed in Canada or the United States, or

         (c)     sent by telecopy machine.

(2)      Notices shall be sent to the following addresses or telecopy numbers:

                 (a)      in the case of the Vendors:


                          c/o Republic Environmental Systems, Inc.
                          101 West Avenue
                          3rd Floor
                          Jenkintown, Pennsylvania 19046


                          Fax No.:         (215) 517-4844


                 (b)      in the case of the Purchaser:

                          Philip Enterprises Inc.
                          100 King Street West
                          P. O. Box 2440 LCD 1
                          Hamilton, Ontario   L8N 4J6

                          Attention:       General Counsel
                          Fax No.:         (905) 521-9160

                 (c)      in the case of RESI:

                          Republic Environmental Systems, Inc.
                          101 West Avenue
                          3rd Floor
                          Jenkintown, Pennsylvania  19046

                          Fax No.:         (215) 517-4844


         or to such other address or telecopier number as the party entitled to or receiving such notice, designation, communication, request, demand or other document shall, by a notice given in accordance with this section, have communicated to the party giving or sending or delivering such notice, designation, communication, request, demand or other document.

         Any notice, designation, communication, request, demand or other document given or sent or delivered as aforesaid shall

         (c) if delivered as aforesaid, be deemed to have been given, sent, delivered and received on the date of delivery;

         (d) if sent by mail as aforesaid, be deemed to have been given, sent, delivered and received (but not actually received) on the tenth Business Day following the date of mailing, unless at any time between the date of mailing and the fourth Business day thereafter there is a discontinuance or interruption of regular postal service, whether due to strike or lockout or work slowdown affecting postal service at the point of dispatch or delivery or any intermediate point, in which case the same shall be deemed to have been given, sent, delivered and received in the ordinary course of the mails, allowing for such discontinuance of interruption of regular postal service, and,

         (e) if sent by telecopy machine, be deemed to have been given, sent, delivered and received on the date the sender receives the telecopy answer back confirming receipt by the recipient.

9.2 TIME OF ESSENCE: Time shall be of the essence of this Agreement and of every part hereof and no extension or variation of this Agreement shall operate as a waiver of this provision.

9.3 FURTHER ASSURANCES: The parties hereto shall, with reasonable diligence do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated hereby and each party shall provide such further documents or instruments required by any other party as may be reasonably necessary or desirable to effect the purpose of this Agreement and to carry out its provisions, whether before or after the consummation of the transaction contemplated herein.

9.4 EXPENSES: Each of the parties hereto shall bear its own respective expenses (including, but not limited to, all compensation and expenses of counsel, financial advisors, consultants, actuaries, auditors, brokerage finder's fees or other fees or commissions) incurred in connection with the negotiations, preparation and execution of this Agreement, the consummation of the transaction contemplated hereto and any post-closing matters. The Vendors shall indemnify and save harmless the Purchaser from any such fees or commissions payable by the Business.

9.5 GOVERNING LAW: This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario, which shall be deemed to be the proper law hereof. The Courts of the Province of Ontario shall have jurisdiction to entertain and determine all dispute and claims, both at law and in equity, arising our of or in any way connected with the construction, breach or alleged, threatened or anticipated breach of this Agreement, and shall have jurisdiction to hear and determine all questions as to the validity, existence or enforceability thereof.

9.6 ENTIRE AGREEMENT: This Agreement shall constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties hereto, and there are no representations, warranties or agreements between the parties hereto except as set forth in contemplated herein or in any document or instrument delivered pursuant hereto. This Agreement shall not be amended except by a memorandum in writing signed by all of the parties hereto and any amendment hereof shall be null and void and shall not be binding upon any party which has not given its consent as aforesaid.

9.7 ASSIGNMENT: Neither this Agreement nor any rights or obligations hereunder shall be assignable by any party hereto without the prior written consent of the other parties hereto, except that the Purchaser shall, without any prior consent required, be entitled to assign this Agreement to a related or affiliated company to be incorporated in the Province of Ontario, provided, however, that in no case shall such assignment relieve the Purchaser from its obligations hereunder. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, legal representative, successors and permitted assigns.

9.8 PUBLICITY: Neither the Vendors nor the Purchaser shall issue any press release or make any other public statement or announcement relating to or connected with or arising out of this Agreement or the matters contained herein, without consulting in advance with the other party on the form, timing, contents, manner of presentation and publication thereof. If disclosure is required by law or by any stock exchange, the disclosing party shall consult in advance with the other party hereto and attempt in good faith to reflect such other party's concerns in the required disclosure.

9.9 COUNTERPARTS: This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and such counterparts together shall constitute one and the same instrument, which shall be sufficiently evidenced by any such counterpart.

9.10 STORAGE AND ACCESS TO RECORDS: The Purchaser agrees to provide the Vendors (as well as the Vendors' accountants, auditors or other representatives) reasonable use of the Purchaser's (and Vendors' former) employees to gain access to the books and records forming part of the Purchased Assets and otherwise provide reasonable access to such books and records during normal business hours at the premises of the Business, to the extent necessary to complete any financial statements required for this Agreement or otherwise required by the Vendors, to collect any accounts receivable re-assigned by the Purchaser to the Vendors, to prosecute or defend claims or lawsuits, to prepare tax returns and to comply with audits by taxing authorities. The Purchaser will not dispose of any such books and records that were compiled by the Vendors without prior written notice to the Vendors and providing the Vendors with a reasonable opportunity to re-possess such books and records.

9.11 INTERIM PERIOD. The Vendors and RESI hereby agree that during the Interim Period, they shall not enter into any discussions or negotiations with any third party in respect of the sale of the Business or the Purchased Assets, or substantially all of the assets or shares of the Vendors.

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF the parties hereto have hereunto set their respective hands and seals as of the date first written above.

REPUBLIC ENVIRONMENTAL                 REPUBLIC ENVIRONMENTAL
 SYSTEMS (FORT ERIE) LTD.               SYSTEMS (BRANTFORD) LTD.


PER:                                   PER:
    ----------------------------           ----------------------------


REPUBLIC ENVIRONMENTAL                 PHILIP ENTERPRISES INC.
 SYSTEMS (PICKERING) LTD.


PER:                                   PER:
    ----------------------------           ----------------------------

REPUBLIC ENVIRONMENTAL
 SYSTEMS, INC.


PER:
    ----------------------------

                                                               SCHEDULE 3.3(b)


                               GUARANTY AGREEMENT


         This Guaranty Agreement ("Guaranty") is made on July 23, 1997, by PHILIP SERVICES CORP., an Ontario corporation (the "Guarantor") (which term shall be deemed to include its distributees, successors and assigns).

                                    RECITALS

         A. PHILIP ENTERPRISES, INC. ("Purchaser"), REPUBLIC ENVIRONMENTAL SYSTEMS, INC. and REPUBLIC ENVIRONMENTAL SYSTEMS (BRANTFORD) LTD. ("Vendor") are parties to an Asset Purchase Agreement dated June 13, 1997 (the "Agreement").

         B. Pursuant to the Agreement, Purchaser has substantial obligations to Vendor and is delivering to Vendor a promissory note (the "Note").

         C. Execution and delivery of this Guaranty is required pursuant to Section 3.3 of the Agreement.

         D. Guarantor is executing and delivering this Guaranty in consideration of and as inducement for Vendor closing the transactions under the Agreement.

         E. Guarantor is the parent company of Purchaser and will derive a substantial and direct benefit from the consummation of the transactions under the Agreement.

         NOW, THEREFORE, in consideration of the above recitals and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Guarantor agrees as follows:

         1.      GUARANTY.   Guarantor, intending to be legally bound,
hereby guarantees, absolutely and unconditionally, to Vendor the full and prompt payment of and any and all amounts (including, without limitation, Vendor's legal expenses and reasonable attorneys' fees and disbursements) payable by Purchaser under the Agreement and the Note, and hereby further guarantees the full and timely performance and observance of all of the covenants, terms, indemnities, conditions and agreements therein provided to be performed and observed by Purchaser; and Guarantor hereby covenants and agrees to and with Vendor that if default shall at any time be made by Purchaser in the payment of any amounts due under the Agreement or the Note, or if Purchaser should default in the performance and observance of any of the terms, covenants, agreements, indemnities and conditions contained in the Agreement or the Note, Guarantor shall and will forthwith pay amounts and will faithfully perform, observe and fulfill all of such terms, covenants, indemnities, agreements and conditions and will forthwith pay to Vendor all damages that may arise in consequence of any default by Purchaser under the Agreement or the Note, including, without limitation, all reasonable attorneys' fees, and disbursements incurred by Vendor or caused by any such default or the enforcement of this Guaranty.

         2.      EFFECTIVENESS.   This Guaranty is an absolute and
unconditional guaranty of payment (and not of collection) and of performance. The liability of Guarantor is co-extensive with that of Purchaser. Guarantor hereby expressly agrees that the validity of this Guaranty and the obligations of Guarantor hereunder shall in no way be terminated, affected, diminished or impaired by reason of: (a) the assertion or the failure to assert by Vendor against Purchaser of any of the rights or remedies reserved to Vendor pursuant to the terms, covenants and conditions of the Agreement or the Note, or (b) by non-liability of Purchaser under the Agreement or the Note by reason of Purchaser's insolvency or discharge in bankruptcy.

         3.      CONTINUING GUARANTY.   This Guaranty is a continuing
guaranty, and the liability of Guarantor hereunder shall in no way be affected, modified or diminished by reason of: (a) any assignment of the Agreement or the Note, or (b) any extension of time that may be granted by Vendor to Purchaser, or (c) any consent, indulgence or other action, inaction or omission under or in respect of the Agreement or the Note, or (d) any bankruptcy, insolvency, reorganization, liquidation, arrangement, assignment for the benefit of creditors, receivership, trusteeship or similar proceeding affecting Purchaser, whether or not notice thereof is given to Guarantor.

         4.      BANKRUPTCY, ETC.    Should Vendor be obligated by any
bankruptcy or other law to repay to Purchaser or to Guarantor or to any trustee, receiver or other representative of either of them, any amounts previously paid, this Guaranty shall be reinstated in the amount of any such repayment. Vendor shall not be required to litigate or otherwise dispute its obligations to make such repayments if Vendor, in good faith, believes that such obligation exists.

         5.      NO WAIVER.   No delay on the part of Vendor in exercising
any right, power or privilege under this Guaranty or failure to exercise the same shall operate as a waiver of or otherwise affect any such right, power or privilege, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No waiver or modification of any provision of this Guaranty nor any release or termination of this Guaranty shall be effective unless in writing, signed by Vendor; nor shall any such waiver be applicable except in the specific instance for which given.

         6.      EXERCISE OF RIGHTS.   All of Vendor's rights and remedies
under the Agreement, the Note and under this Guaranty, now or hereafter existing at law or in equity or by statute or otherwise, are intended to be distinct, separate and cumulative, and no exercise or partial exercise of any such right or remedy therein or herein mentioned is intended to be in exclusion of or a waiver of any of the others.

         7.      PAYMENTS.    Guarantor agrees that whenever at any time or
from time to time Guarantor shall make any payment to Vendor or perform or fulfill any term, covenant or condition hereunder or under the Agreement or the Note on account of the liability of Guarantor hereunder, Guarantor will notify Vendor in writing that such payment or performance, as the case may be, is for such purpose. No such payment or performance by Guarantor pursuant to any provision hereof shall entitle Guarantor, by subrogation or otherwise, to the rights of Vendor to any payment by Purchaser or out of the property of Purchaser, except after payment of all sums or fulfillment of all covenants, terms, conditions or agreements to be paid or performed by Purchaser.

         8.      ESTOPPEL.   Guarantor agrees that Guarantor will  at any
time and from time to time, within ten business days following written request by Vendor, execute, acknowledge and deliver to Vendor a statement certifying that this Guaranty is unmodified and in full force and effect (or if there has been any modification, that the same is in full force and effect as modified and stating such modification). Guarantor agrees that such certificate may be relied on by anyone holding or proposing to acquire any interest in Vendor.

         9.      WAIVER OF JURY TRIAL.   AS A FURTHER INDUCEMENT TO VENDOR TO
CLOSE UNDER THE AGREEMENT AND IN CONSIDERATION THEREOF, GUARANTOR COVENANTS AND AGREES THAT IN ANY ACTION OR PROCEEDING BROUGHT ON, UNDER OR BY VIRTUE OF THIS GUARANTY, GUARANTOR SHALL AND DOES HEREBY WAIVE TRIAL BY JURY.

         10.     GOVERNING LAW.   Without regard to principles of conflicts of
laws, the validity, interpretation, performance and enforcement of this Guaranty shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

         11. LEGAL CAPACITY. Guarantor warrants and represents to Vendor that Guarantor has the legal right and capacity to execute this Guaranty. In the event that this Guaranty shall be held ineffective or unenforceable by any court of competent jurisdiction, then Guarantor shall be deemed to be Purchaser under the Agreement and the Note with the same force and effect as if Guarantor were expressly named as Purchaser therein.

         12. NUMBER; GENDER. All terms and words in this Guaranty, regardless of the number or gender in which they are used, shall be deemed to include any other number or any other gender as the context may require.

         13.     DEFAULT.         If Guarantor fails to pay any amount payable
under this Guaranty when due, interest on such amount shall accrue from the date such amount was due until paid at the prime rate per annum (or substitute similar rate) quoted by Citibank, N.A., plus 4% on the basis of a 360-day year for the actual number of days elapsed.

         14.     JURISDICTION; SERVICE OF PROCESS.          Guarantor
irrevocably submits to the jurisdiction of any Pennsylvania State or Federal court sitting in the Commonwealth of Pennsylvania over any suit, action or proceeding arising out of or relating to this Guaranty. Guarantor hereby agrees that Vendor shall have the option in its sole discretion to lay the venue of any such suit, action or proceeding in the courts of the Commonwealth of Pennsylvania or the United States of America for the District of Pennsylvania. Guarantor irrevocably waives to the fullest extent permitted by law any objection which Guarantor may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such court and any claim that any suit, action or proceeding brought in such court has been brought in an inconvenient forum. Guarantor agrees that a final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon Guarantor. Guarantor hereby irrevocably appoints Purchaser as authorized agent to accept, on behalf of Guarantor, service of any and all process which may be served in any suit, action or proceeding of the nature referred to above. Process may be served in any suit, action or proceeding of the nature referred to above by any method permitted by law or by registered or certified mail, postage prepaid, return receipt requested, to Purchaser. Guarantor agrees that such service shall be deemed in every respect effective service of process upon Guarantor in any such suit, action or proceeding and shall, to the fullest extent permitted by law be taken and held to be a valid personal service upon and personal delivery to Guarantor.


         IN WITNESS WHEREOF, the undersigned has duly executed this Guaranty as of the date first above written.


ATTEST:                                    PHILIP SERVICES CORP.

By                                         By
  -----------------------                    ------------------------
  Name:                                      Name:
  Title:                                     Title:





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